Exhibit 10.1
[Certain confidential portions of this exhibit were omitted by means of marking such portions with brackets and asterisks (“[***]”) because the identified confidential portions (i) are not material and (ii) would be competitively harmful if publicly disclosed.]

Master Services Agreement

This Master Services Agreement (the "MSA") is made and entered into on May 5, 2026 (the "Effective Date") by:

Reference	Akamai	Customer
Entity Name	Akamai Technologies, Inc.	Anthropic PBC
Corporate Jurisdiction	Delaware	Delaware
Formation Type	Corporation	Public Benefit Corporation
Address for Notice	145 Broadway	548 Market Street
	Cambridge, Massachusetts 02142	San Francisco, California 94105

Akamai and Customer may individually be referred to as a “Party” and collectively as the “Parties”. Capitalized terms used in this MSA will have the meanings set forth in Schedule 1 or as otherwise expressly defined in an applicable provision.

Agreement Documentation

Acceptable Use Policy	The “AUP” attached and incorporated in its entirety as Schedule 2.
Data Processing Addendum	The “DPA” attached and incorporated in its entirety as Schedule 3.
Privacy Statement	The “Privacy Statement” attached and incorporated in its entirety as Schedule 4.
Security Policy	The “Security Policy” attached and incorporated in its entirety as Schedule 5.
Project Plan 1	The “PP1”, attached and incorporated in its entirety as Schedule 6.
Customer Competitors	The list of Customer competitors attached and incorporated in its entirety as Schedule 7.

Terms
1.    Applicability. This MSA provides general terms and conditions within which the Parties will operate in furtherance of the Agreement. By mutual written agreement, the Parties may enter into one or more Project Plans to specify additional terms and conditions with respect to any aspect of the Agreement. In the event of a conflict between the terms of the Project Plan, AUP, DPA, Security Policy, and this MSA, the controlling priority of the documents will be in the following order in decreasing priority: this MSA, the Project Plan, DPA, Security Policy, and AUP. As of the Effective Date, the Parties have entered into Project Plan 1 attached as Schedule 6. The Parties agree that, within [***] following the Effective Date, the Parties shall negotiate in good faith and agree to the DPA and Privacy Statement, to be attached hereto as Schedule 3 and Schedule 4 respectively.

2.    Project Management. For each Project Plan, each Party’s respective Project Manager will: (i) be the corresponding Party’s central point of contact for all matters arising under the applicable Project Plan; (ii) oversee project management and the resource allocations under the applicable Project Plan; and (iii) have overall responsibility for the facilitation of the performance of the obligations of the corresponding Party in furtherance of the applicable Project Plan. The Project Managers will periodically meet as necessary as mutually agreed by the Parties to review the progress of the applicable Project Plan.
3.    Independent Contractor.
3.1.    Status. The Parties are independent contractors and nothing contained in the Agreement will be construed to create an association, trust, partnership, agency, or joint venture between the Parties. The Agreement does not and is not intended to confer any rights or remedies, express or implied, upon any person other than the Parties hereto. Nothing in the Agreement will be interpreted or construed as creating or establishing an employment relationship between Akamai and Customer and/or any employee or agent thereof. Subject to the terms of the Agreement, each Party will be free to exercise discretion and independent judgment as to the method and means of performance of any Project Plan.
3.2.    Non-Exclusivity. Except under the specific terms separately agreed between the Parties in writing, the Agreement will be non-exclusive and any Party may, subject to the applicable provisions of the Agreement, contract with any other person, entity, or party for the engagement, procurement, provision of any and all products, services, projects, or otherwise arrangements, including the provision of products or services or engagement of projects and arrangements described in this MSA or the applicable Project Plan. Each Party expressly and irrevocably agrees that either Party, except as, and/or subject to the applicable provisions herein, will be permitted to, at any time during the Term and thereafter, to engage in any transaction or business it desires.
4.    Provision of Services.
4.1.    General. Akamai will provide the Services specified in a Project Plan in accordance with the SAA thereunder and this MSA.
4.2.    Allocation. Akamai is responsible for managing Customer demand across Akamai infrastructure, including without limitation the physical location of the infrastructure.
4.3.    Maintenance. Akamai’s maintenance may cause Service disruptions, provided that such disruptions will be subject to the remainder of Section 4.3 below.
(a)    [***]
(b)    [***]
4.4.    Suspension and Termination. Without limiting either Party’s termination rights herein, Akamai may temporarily suspend or otherwise deny access to or use of the affected portion of the Services as necessary: (a) to protect the security or integrity of Akamai’s network, hardware, or associated systems; (b) to comply with valid and applicable statutory, regulatory, judicial, or other similar governmental demand that requires Akamai to do so; and (c) in case of an emergency threatening immediate serious harm to life or property. Akamai will use commercially reasonable efforts to provide Customer with prior written notice, except in instances where (i) there is an immediate and critical risk to the Service as a result of a Customer workload (provided that Akamai promptly provides Customer written notice following such suspension) or (ii) such action is prohibited by applicable statute, regulation, judicial action, or involuntary law enforcement demand. [***]
4.5.    Discontinuation of Ancillary Services. Akamai may, by providing Customer at least [***], (i) discontinue or (ii) change any Ancillary Services (as defined in Project Plan 1) (or associated material functionality or component). Notwithstanding the foregoing, Akamai may discontinue or make changes to the Ancillary Services when and to the extent required by Applicable Law without providing [***], provided that, to the extent practicable, Akamai will (a) notify Customer in writing of the required changes promptly after Akamai learns of the new requirements and prior to discontinuing or making any material detrimental changes to the Ancillary Services to comply with such requirements; (b) only discontinue or change the portion of the Ancillary Services required to comply with such new requirements; and (c) [***].
5.    Access & Use of Services.
5.1.    Account. Customer will ensure that Customer’s and its End Users’ use of the Services complies with this Agreement and use commercially reasonable efforts to prevent and terminate any unauthorized Service access or use. Customer is solely responsible for its End Users’ access to and use of the Services. Akamai acknowledges and agrees that Customer is not obligated to actively block, monitor, scan or review content transmitted by End Users through the Service, but will use commercially reasonable efforts to cooperate as reasonably requested by Akamai to cause Customer and Customer's End Users to comply with the terms of the Agreement.
5.2.    Deletion of Customer Covered Data. Customer may request Akamai to delete all or part of any Customer Covered Data Processed by Akamai from the Akamai systems, subject to Applicable Law. Akamai will comply with this request as soon as reasonably practicable but in any event in accordance with Applicable Law. Customer is responsible for, and Akamai will reasonably cooperate with Customer in, exporting any Customer Covered Data it wishes to retain prior to a deletion request.
6.    Security.
6.1.    Responsibilities. Akamai will use commercially reasonable efforts to maintain and adhere to appropriate administrative, physical, and technical controls described in the Security Policy to protect Customer Covered Data and Security Incidents. Without limiting Akamai’s obligations with respect to security in the Agreement, Customer will (a) adopt industry standard security, data protection, and data privacy practices and (b) follow the Service-related technical documentation provided by Akamai to Customer. Akamai shall not be liable for any Security Incident to the extent arising from or caused by (i) Customer's failure to properly secure instances provided by Akamai to Customer or (ii) Customer's exercise of its administrative privileges in a manner that is inconsistent with the Project Plan specifications and technical documentation applicable to the Services that is provided to Customer in writing (each of (i) and (ii), a "Customer-Caused Security Incident").
6.2.    Notification. Akamai will notify Customer [***], after becoming aware of a Security Incident relating to any Services provided to Customer, any Customer Covered Data, or any Customer Confidential Information; provided, however, that Akamai shall use commercially reasonable efforts to notify Customer of any Customer-Caused Security Incidents.

To the extent a Security Incident is not a Customer-Caused Security Incident, Akamai agrees to use commercially reasonable efforts to investigate, address, and remediate the Security Incident [***], including minimizing and mitigating any adverse effects to Customer and securing the Services. Akamai will use commercially reasonable efforts to cooperate with Customer in its investigation of such a Security Incident by providing, to the extent permitted by Applicable Law, relevant information in its possession, reasonable access to the Services for Customer to investigate the Security Incident and using commercially reasonable efforts to preserve evidence related to the Security Incident. Unless required by Applicable Law, Akamai will not disclose any Security Incident to any third party without first obtaining Customer's written consent, except that Akamai may disclose reasonable and necessary information regarding the Security Incident in the event of an emergency situation to any third parties to the extent such third parties are immediately necessary for mitigation and who are bound by confidentiality obligations substantially similar to the terms herein.
7.    Intellectual Property; Data.
7.1.    General. As between the Parties, (i) Customer retains all Intellectual Property Rights in Customer Covered Data, Customer Confidential Information and all other Intellectual Property provided by Customer to Akamai, and (ii) Akamai retains all Intellectual Property Rights in the Services, Akamai Covered Data, Akamai Confidential Information, and all other Intellectual Property provided by Akamai to Customer. Except as expressly stated in a Project Plan, no exchange or licensing of Intellectual Property Rights are contemplated under the Agreement and the Parties otherwise retain all Intellectual Property Rights in any Intellectual Property provided by a Party to the other Party hereunder.
7.2.    Modification. The Parties acknowledge that either of them may modify their own Intellectual Property in order to improve the interoperability between Customer technology and the Services. Any Intellectual Property and Akamai Covered Data arising from modification of the Services will remain the property of Akamai and Akamai will retain all Intellectual Property Rights thereto. Any modifications made to Customer technology will remain the property of Customer, provided that Customer expressly grants Akamai a universal, limited royalty-free, and affiliate sublicensable license to continue the use of such Customer Intellectual Property for the corresponding Project Plan.
7.3.    Restrictions. Unless otherwise agreed by the Parties in the Agreement:
(a)    Neither Party will have an obligation to license any of its Intellectual Property to the other Party nor will either Party be implied to have granted any license of its Intellectual Property to the other Party;
(b)    Neither Party will (nor will allow any third party to): (i) reverse engineer, decompile, disassemble, or otherwise attempt to discover the source code, object code, or underlying structure, ideas, or algorithms of the other Party’s software, hardware, technology, services, or documentation; (ii) modify, translate, or create derivative works based on the other Party’s software, hardware, technology, services, or documentation; (iii) offer, rent, lease, distribute, sublicense, resell, pledge, assign, or otherwise transfer or encumber rights to the other Party’s software, hardware, technology, services, or documentation; for avoidance of doubt, the foregoing does not prevent an employee, personnel, agent, vendor or subcontractor of a Party from using or accessing the other Party’s software, hardware, technology or documentation as necessary to assist Customer in performing its obligations hereunder; or (iv) remove or otherwise alter any proprietary notices or labels from Intellectual Property or any portion thereof.
7.4.    [***]
7.5.    Data. Without limiting as otherwise set forth in the Agreement:
(a)    Akamai will not Process Customer Data, Service Data or Customer Covered Data other than as necessary to (i) provide the Services to Customer or End Users; (ii) detect, prevent, or otherwise mitigate fraud, security, or technical issues related to the Services; (iii) comply with Applicable Law; or (vi) in response to and in strict accordance with Customer’s written support requests. Without limiting as otherwise set forth in the Agreement, as between Customer and Akamai, Customer is and will remain the sole and exclusive owner of all right, title and interest in and to all Customer Data, Customer Covered Data and Service Data. For the avoidance of doubt, Customer Data, Customer Covered Data and Service Data are Confidential Information of Customer. As between Customer and Akamai, Akamai is and will remain the sole and exclusive owner of all right, title and interest in and to all Akamai Data, and Akamai Covered Data.
(b)    Akamai shall at all times permit Customer to, and in no event prevent Customer from, accessing, downloading, transferring, sharing or otherwise using any Customer Data, Customer Covered Data or Customer Confidential Information. Upon request by Customer, Akamai shall return or destroy all Customer Data, Customer Covered Data and Customer Confidential Information used with the Services, and as requested by Customer, provide written documentation confirming the same.
8.    Third Party Technology. Customer is responsible for (i) ensuring that all third party hardware, software, applications, tools, code, content, and elements (“Third Party Technology”) added by Customer to any Service shall conform with the terms of the Agreement, including without limitation, Third Party Technology made available to Customer via the Akamai Cloud Marketplace; and (ii) any applicable Third Party Technology obligations, licenses, fees, and costs. Akamai is not responsible for any Customer Covered Data, Service Data or Customer Confidential Information Processed by Third Party Technology.
9.    Confidentiality.
9.1.    Obligations. Neither Party will disclose, use, modify, copy, reproduce or otherwise knowingly divulge Confidential Information of the other Party, except (i) to an individual or entity with a need to know such Confidential Information for purposes of providing or receiving the Services and that is under a binding obligation of confidentiality no less protective than those in this Agreement; or (ii) as permitted by and in accordance with Section 9.2 or as otherwise expressly permitted by the Agreement. The receiving Party will (and will cause its Representatives to) protect Confidential Information of the disclosing Party as strictly confidential to the same extent that it protects its own Confidential Information, but never less than a reasonable standard of care. For the avoidance of doubt, a breach of confidentiality that arises solely as a result of the unlawful intrusion or interception of Confidential Information by a third party shall not, in and of itself, constitute a breach of the confidentiality obligations set forth in this Section, provided that the receiving Party has complied with its obligations to protect such Confidential Information in accordance with the requirements of this Agreement. The confidentiality obligations of the Agreement will not apply to (i) information disclosed by the disclosing party in publicly available published materials, (ii) generally known to the public through no fault of the receiving party (including violation of the Agreement), (iii)

lawfully obtained from any third party without any known confidentiality restrictions, (iv) or previously independently known to or independently developed by the receiving party without reliance on or reference to any portion of the disclosing party’s Confidential Information. Notwithstanding the foregoing, a Party and its personnel may use and disclose general knowledge, skills, experience, ideas, concepts, and know-how retained in the unaided mental impressions of a Party or its Representatives who had rightful access to such Confidential Information under the Agreement, provided that (1) such Party or its Representatives have not intentionally memorized the Confidential Information for the purpose of retaining and subsequently using or disclosing it, and (ii) such use does not result in disclosure of the other Party’s Confidential Information in a form that is identifiable as such or that would enable a third party to identify the source of such Confidential Information.
9.2.    Compelled Disclosures. The receiving party may disclose Confidential Information of the disclosing party if and to the extent required by Applicable Law or valid regulation, subpoena, court order, or request of a government authority with valid jurisdiction over the receiving party, so long as (if permitted by Applicable Law) it provides the disclosing Party with reasonable advance written notice and, after providing such notice, prior to disclosing any Confidential Information and if permissible, reasonably cooperates with the disclosing party’s efforts to resist the disclosure request or obtain confidential treatment for the Confidential Information. Neither party will be permitted to supply to law enforcement any of the other party’s Confidential Information on a voluntary basis. In the event a receiving party is required to disclose any Confidential Information of the disclosing party pursuant to this Section 9.2, the receiving party shall only disclose the portion of Confidential Information strictly necessary to comply with the required disclosure and request that the entity receiving such Confidential Information treat such information as confidential.
9.3.    Ownership. All Confidential Information will remain the sole property of the disclosing party. The terms of the Agreement and its existence will constitute Confidential Information of each Party.
10.    Representation and Warranties; Covenants.
10.1.    Mutual. Representor represents, warrants, and covenants that: (a) it is and will continue to be duly organized, validly existing and in good standing under the laws of the jurisdiction of organization or incorporation during the term of this Agreement; (b) it has the requisite power and authority to enter into this Agreement and to perform its obligations as contemplated herein or therein; (c) the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein have been duly authorized by any requisite action on the part of Representor; and (d) it has obtained, will hold, and is in compliance and will continue to be in compliance with all authorizations, approvals, licenses, and permits required to enter into this Agreement.
10.2.    Akamai. Without limiting Section 10.1, Akamai further represents, warrants, and covenants that (a) the Services will perform materially in accordance with the applicable SAA and Services documentation and Applicable Law (b) all Akamai-owned equipment provided to Customer is and was commissioned in accordance with manufacturer specifications or industry standards and will at all times comply with Applicable Law; (c) where applicable, (i) Open Source Technology, in the form provided to Customer by Akamai, is suitable, in all material respects, for the intent and purposes furnished hereunder (ii) the use of Open Source Technology in no manner creates any added obligation on the part of Customer, or diminishes, conditions or eliminates any of the rights, title, or interest that Akamai grants Customer under this Agreement; and (iii) that use of any Open Source Technology in such form for such intent and purposes set forth herein, including, but not limited to, Customer’s use or combination of the Open Source Technology, in the form provided by Akamai, with any proprietary software of Customer or End Users does not subject Customer or End Users to any obligation of disclosure or distribution to any third party or to the public of any such proprietary software, or otherwise make such proprietary software subject to the terms of any Open Source Technology license or impair Customers, End Users or their third-party suppliers’ rights, title and interest in the proprietary software; (d) to Akamai’s knowledge, the Services themselves will not infringe or misappropriate any valid third-party Intellectual Property right; (e) the Services will not knowingly contain or transmit any virus, malware, ransomware, Trojan Horse, time bomb or similar harmful code or software; (f) Akamai will at all times provide the Services in a professional and workmanlike manner in accordance with commercially reasonable industry standards; (g) it maintains commercially reasonable administrative, technical, and physical security measures for its information technology systems that interface with Customer’s systems or personnel in connection with the Services; and (h) Akamai will at all times remain liable for the actions or omissions of any of Akamai’s subprocessors and subcontractors as if Akamai engaged in such action or omissions itself.
10.3.    Customer. Without limiting Section 10.1, Customer further represents, warrants, and covenants that: (a) any Customer-owned equipment provided by Customer and utilized by Akamai in connection with the Services complies in all material respects with Applicable Laws and was commissioned in accordance with manufacturer specifications or industry standards; (b) it will use the Services in material compliance with all Applicable Laws; (c) it maintains commercially reasonable administrative, technical, and physical security measures for its information technology systems that interface with Akamai's systems or personnel in connection with the Services; and (d) it will be solely responsible for any loss arising from or related to use of the Services in a manner that is materially inconsistent with the Services-related technical documentation provided to Customer in writing pursuant to Section 6.1.
10.4.    DISCLAIMER. EXCEPT AS OTHERWISE PROVIDED UNDER THIS AGREEMENT, THE SERVICES, PROCESSED COVERED DATA AND CONFIDENTIAL INFORMATION ARE PROVIDED “AS IS” AND “WITH ALL FAULTS”. EXCEPT AS OTHERWISE PROVIDED UNDER THIS AGREEMENT, EACH PARTY MAKES NO OTHER REPRESENTATIONS OR WARRANTIES OF ANY KIND, WHETHER EXPRESS, IMPLIED, STATUTORY OR OTHERWISE REGARDING THE SERVICES, PROCESSED COVERED DATA AND CONFIDENTIAL INFORMATION, INCLUDING ANY WARRANTY THAT THE SERVICES WILL BE UNINTERRUPTED OR ERROR FREE. EXCEPT TO THE EXTENT PROHIBITED BY APPLICABLE LAW, EACH PARTY DISCLAIMS ALL OTHER WARRANTIES, INCLUDING ANY IMPLIED WARRANTIES OF MERCHANTABILITY, TITLE, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT AND ANY WARRANTIES ARISING FROM A COURSE OF DEALING, USAGE OR TRADE PRACTICE.
11.    Remedies.
11.1.    Customer Breach. If Customer fails to perform any of its obligations under the Agreement and such failure has not been cured within: (i) with respect to a Breach of any of Customer's undisputed payment obligations under the Agreement, [***] following delivery of a written notice of such Breach by Akamai, and (ii) with respect to a Breach of any other obligations of Customer under the Agreement, [***] (the “Customer Breach Cure Period”), Akamai shall have the right (without limiting any other remedies hereunder) to, following the conclusion of the applicable Customer Breach Cure Period, terminate the Agreement, restrict, suspend or otherwise deny access to or use of the Services upon notice to Customer by providing notice within [***] after Customer’s failure to timely cure; provided that, nothing in this Section 11.1 shall restrict Customer’s rights to Customer Data and Customer Covered Data under Section 7.5.
(a)    Upon any termination under this Section 11.1, [***]; and
(b) Upon termination by Akamai pursuant to Section 11.1(i), [***].
The remedies set forth in this Section 11.1 shall constitute Akamai's sole and exclusive remedy with respect to any termination under this Section 11.1.
11.2.    Akamai Breach. If Akamai materially breaches this Agreement and such breach has not been cured within [***] of receiving a notice of Breach (provided that if the Breach is of a nature that reasonably takes more than [***] to cure, the time period to cure shall, upon the mutual written agreement of the Parties, be extended to the period reasonably required as mutually agreed by the Parties in writing to effect such cure so long as Akamai has begun to cure within such initial [***] period and diligently pursues such cure), then Customer may terminate this Agreement by providing notice within [***] after Akamai’s failure to timely cure.
11.3.    Breach for Insolvency. In the event either Party is the subject of or experiences any Insolvency Proceeding, then, without limiting any remedies hereunder or under Applicable Law, such Insolvency Proceeding shall be considered an immediate Breach of this Agreement and the non-breaching Party, subject to providing prior notice to the Party in Breach, has the right to: (a) in the case of Akamai, immediately restrict, suspend or otherwise deny access to or use of the Services and/or to terminate all or part of any Agreement upon commencement of such Insolvency Proceeding or (b) in the case of Customer, terminate all or part of any Agreement upon commencement of such Insolvency Proceeding.
11.4.    Service Credits. In the event of a service interruption or any other incident for which credits are made available to Customer under this Agreement, the issuance of such credits shall be governed by Schedule 6.5 of Project Plan 1 or the relevant Project Plan, as applicable and shall constitute Customer's sole and exclusive remedy with respect to such service interruption or incident except (a) if the failure to meet the SAA directly or indirectly gives rise to or arises from a cause of action under any theory of liability for which Customer has a separate remedy, and (b) any Excluded Losses shall not be subject to such limitation.
11.5.    Default. In addition to all other relief afforded under the Agreement, if a Breaching Party fails or is otherwise unable or unwilling to cure their Breach within the applicable Breach Cure Period, the non-Defaulting Party may pursue one or more of the following actions, concurrently, cumulatively or at different times, against the Defaulting Party:
(a)    Commence an action for specific performance, injunctive, or any other equitable relief. It is hereby acknowledged by each of the Parties that a Default may cause the non-Defaulting Party irreparable harm, that damages at law may be an inadequate remedy for a Default, and that the Defaulting Party, at the non-Defaulting Party’s sole and absolute discretion, may be compelled to cure such Default;
(b)    Commence an action at law in order to recover damages.

12.    Professional Costs. In any action brought to enforce the terms of this Agreement, the prevailing party shall be entitled to recover its reasonable attorneys’ fees and costs incurred in connection with such action.
13.    Indemnification.
13.1.    Mutual. Each Party will Indemnify the other Party and its respective affiliates, employees, personnel, agents, officers and directors (collectively, the “Indemnified Parties”) from and against any Indemnifiable Loss arising from or related to (a) the indemnifying Party’s reckless or intentional misconduct or omission in connection with the performance of Representor's obligations under the Agreement; and (b) the indemnifying Party’s use of the other Party’s Intellectual Property in a manner inconsistent with the Agreement.
13.2.    Specific to Customer. Customer will Indemnify Akamai and Akamai’s Indemnified Parties from any Indemnifiable Loss for any Dispute arising from or related to: (a) Customer’s breach of Applicable Law; (b) infringement caused by Customer Intellectual Property, Customer Data, Customer Covered Data or Customer Confidential Information in the form and at the time provided by Customer to Akamai; or (c) a Customer End User breach of the Agreement.
13.3.    Specific to Akamai. Akamai will Indemnify Customer and Customer’s Indemnified Parties from and against any Indemnifiable Loss for any Dispute arising from or related to: (a) Akamai’s breach of Applicable Law; (b) Akamai’s use of any Customer Intellectual Property, Customer Data, Customer Covered Data or Customer Confidential Information in a manner that infringes, violates or misappropriates any third-party Intellectual Property Right, but only to the extent that such Customer Intellectual Property, Customer Data, Customer Covered Data or Customer Confidential Information is not itself infringing at the time and in the form provided by Customer to Akamai; (c) Akamai’s breach of Sections 9 and 10.2(c); (d) any Security Incident which results from Akamai’s breach of its obligations under this Agreement with respect to Customer Data, Customer Covered Data, or Customer Confidential Information; or (e) [***].
13.4.    Exclusions. Neither Party will have an obligation to Indemnify the other Party for any Dispute to the extent relating to, based on, or arising out of:
(a)    the combination, integration, application, operation or use of the Service, Confidential Information, or Covered Data (“Indemnifiable Materials”) with any equipment, software, product, device, apparatus, program, code or data that is not manufactured, supplied or approved by the Party providing the Indemnifiable Materials where such combination, integration, application, operation or use is the item of the Dispute;
(b)    either Party’s modifications of its respective Indemnifiable Materials in compliance with the other Party’s express, written specifications, requirements or instructions;
(c)    either Party’s failure to use materials or instructions provided by the other Party which would have, but for such failure, rendered the Indemnifiable Materials non-infringing (provided that the Party provided written notice to other Party indicating that it needed to use such materials or instructions to avoid the risk of an infringement claim);
(d)    any use of Indemnifiable Materials in violation of Applicable Law or as expressly prohibited by this Agreement; and

(e)    the gross negligence or willful misconduct of the indemnified Party or any of their Representatives to the extent such gross negligence or willful misconduct is the direct cause of any Indemnifiable Loss hereunder.
13.5.    Procedure. As a condition precedent of each Party’s respective obligations under this section, the indemnified Party: (a) must provide Notice to the indemnifying Party of any Dispute arising out of or relating to an Indemnifiable Loss; (b) cooperate fully in the defense and/or settlement of any Dispute as reasonably requested by the indemnifying Party; and (c) upon request by the indemnifying Party, grant the indemnifying Party full control of the defense of any applicable Dispute. The indemnified Party will not be permitted to consent to any judgment, settlement, or adverse action without the written consent of the indemnifying Party, whose consent will not be unreasonably withheld. Notwithstanding the foregoing, the indemnifying Party’s obligations to Indemnify the indemnified Party shall only be limited pursuant to this Section 13.5 to the extent the indemnified Party’s failure to comply with the requirements of this Section materially prejudices the indemnifying Party’s obligations to Indemnify the indemnified Party hereunder.
13.6.    Corrective Action. In the event of a Dispute arising from or related to a Party’s infringement of a third party Intellectual Property Right, the indemnifying Party will have the option, without limiting any other obligation hereunder, at its sole cost and expense to (a) modify the item of the Dispute to be non-infringing while retaining full functionality and equivalent performance; or (b) obtain for the indemnified Party, at no additional cost to the indemnified Party, the right to continue to use the item of the Dispute, except that in the case of [***], Customer, at Customer’s discretion, may elect to [***]. If Akamai determines that it cannot reasonably do (a) or (b), subject to Section 14, Akamai may terminate the applicable Project Plan upon [***] written notice and promptly refund Customer any prepaid fees with respect to the terminated Services.
13.7.    Exclusive Remedy. This Indemnification section states an indemnifying party’s sole liability to, and the indemnified Party’s exclusive remedy against, the other Party for any Indemnifiable Losses described in this section. Multiple Disputes arising from a common set of facts will be deemed to have been tendered when the first related Dispute was tendered; provided that, for clarity, in no event will the foregoing act to extend the statute of limitation applicable to any given claim. The indemnity provided under this Agreement is personal and may not be transferred to any other party.
14.    Limitation of Liability.
14.1.    EXCLUSIONS. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, AND EXCEPT AS PROVIDED IN SECTION 14.3, IN NO EVENT WILL EITHER PARTY OR ITS AFFILIATES HAVE ANY LIABILITY ARISING OUT OF OR RELATED TO THIS AGREEMENT FOR ANY (A) LOSS OF PROFITS, REVENUES, GOODWILL OR (B) INDIRECT, SPECIAL, CONSEQUENTIAL, BUSINESS INTERRUPTION OR PUNITIVE DAMAGES WHETHER AN ACTION IS IN CONTRACT OR TORT AND REGARDLESS OF THE THEORY OF LIABILITY, EVEN IF A PARTY OR ITS AFFILIATES HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES OR IF A PARTY’S OR ITS AFFILIATES’ REMEDY OTHERWISE FAILS OF ITS ESSENTIAL PURPOSE.
14.2.    DAMAGES CAP. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, EXCEPT AS PROVIDED IN SECTION 14.3, IN NO EVENT WILL THE AGGREGATE LIABILITY OF EACH PARTY TOGETHER WITH ALL OF ITS AFFILIATES ARISING OUT OF OR RELATED TO THIS AGREEMENT EXCEED [***]. THE

FOREGOING LIMITATION WILL APPLY WHETHER AN ACTION IS IN CONTRACT OR TORT AND REGARDLESS OF THE THEORY OF LIABILITY.
14.3.    The limitations set forth in Sections 14.1 and 14.2 will not limit either Party’s liability arising from Sections 14.3(a) through 14.3(i) below; provided, however, that with respect to liability arising from Sections 14.3(b), 14.3(c), and 14.3(d) (solely with respect to breach of confidentiality with respect to Customer Data or that is the result of a Security Incident), each Party's aggregate liability shall not exceed [***] (the "Super Cap Amount"):
(a)its fraud or fraudulent misrepresentation;
(b)its obligations under Sections 6 (Security) or 7.5 (Customer Data);
(c)its obligations under 13 (Indemnification);
(d)its obligations under Section 9 (Confidentiality);
(e)its infringement of the other Party’s Intellectual Property Rights; or
(f)any damage to either Party’s equipment.
(g)its payment obligations under this Agreement;

(h)death, personal injury, or tangible personal property damage resulting from its gross negligence or willful misconduct or the gross negligence or willful misconduct of its employees, personnel, subcontractors or agents directly under such Party’s or such Party’s subcontractors’ or agents’ supervision (provided that Customer shall not be considered to be a subcontractor of Akamai for purposes of this section); or
(i)matters for which liability cannot be excluded or limited under Applicable Law.
((Sections 14.3(a) through 14.3(i), excluding Sections 14.3(b), 14.3(c) and 14.3(d) (except with respect to breach of confidentiality with respect to Customer Data or that is the result of a Security Incident), the “Excluded Losses”).
15.    Term and Additional Termination Rights. This MSA will commence on the Effective Date and continue until terminated in accordance with the provisions herein. Except as set forth in Sections 11.1, 11.2, and 11.3, neither Party may terminate this MSA so long as a Project Plan hereunder is effective and ongoing [***]. In the event no Project Plan hereunder is effective and ongoing, then a Party may terminate this MSA upon [***] prior written notice to the other Party; provided that, if no Project Plan is in effect hereunder for any consecutive period of [***], either Party may terminate the Agreement upon written notice to the other Party. Upon termination of this MSA, all rights and obligations under the Agreement will automatically terminate except as set forth in Section 30.
16.    Fees.
16.1.    Payment & Invoicing. Customer will pay undisputed fees for the Services within [***] of receipt of a complete and accurate invoice for Services rendered by Akamai to Customer. All prices are in U.S. dollars, and all payments will be in U.S. currency in immediately available funds. Akamai may impose a late charge of one percent per month (or part of a month), or the maximum lawful rate permitted by Applicable Law, whichever is less, for all undisputed amounts not paid within [***] of invoice receipt. Unless prohibited by Applicable Law or regulation, all invoiced amounts not disputed in writing within [***] of invoice date are deemed accepted. Restrictive endorsements or other statements on payment instruments accepted by Akamai are not enforceable.
16.2.    Taxes. Customer is responsible for applicable duties, customs fees, taxes (other than taxes assessed on the net or gross income of Akamai, net worth, franchise, capital, business operations or similar taxes owed by Akamai), and related fees relating to Customer’s purchase of any Services, including but not limited to national, state or local sales taxes, use taxes, value-added taxes (VAT) and goods and services taxes (GST) (collectively, “Taxes”). Unless otherwise stated in this Agreement or a Project Plan, Akamai’s prices do not include and are not discounted or enhanced for any such Taxes. If Akamai becomes obligated to collect or pay Taxes in connection with the purchase of the Services, those Taxes will be invoiced to Customer as part of a billing process or collected at the time of purchase, provided that, in any event, any such Taxes shall be separately stated, clearly identified, and itemized on any applicable invoice. In certain states, countries and territories, the purchase of Services may be subject to certain Taxes, and if so, Akamai may collect such Taxes and remit them to the appropriate taxing authority. Customer will provide reasonably requested tax identification information to the extent necessary for compliance with applicable tax laws as requested by Akamai. Akamai acknowledges that Customer may be required under applicable laws to withhold taxes from amounts payable to Akamai and to remit such amounts to appropriate taxing authorities. [***].
16.3.    Expenses. Except as may be expressly provided otherwise in the Agreement, each Party will bear all of its own costs and expenses incurred in connection with the performance of its obligations under, or the conduct of its activities permitted by, the Agreement.
16.4.    [***]
17.    Insurance. Representor will have, and maintain at its own expense throughout the term of the Agreement and for a period of [***] thereafter, the following minimum insurance coverages with carriers rated no less than A-VII by A.M. Best Company: (a) commercial general liability insurance with coverage for bodily injury, death, property damage, products and completed operations, and personal and advertising injury, with limits of no less than [***] per occurrence and [***] in the aggregate, written on an occurrence form; (b) umbrella and/or excess liability insurance written on an occurrence basis, providing coverage in excess of the commercial general liability and employer's liability policies required in this Section 17, with limits of no less than [***] per occurrence and [***] in the aggregate; (c) professional liability errors and omissions insurance covering claims arising from errors, omissions, or negligent acts in the performance of the Services, with limits of no less than [***] per claim and in the aggregate. If written on a claims-made basis, Representor shall maintain such coverage for no less than [***] following expiration or termination of this Agreement; (d) to the extent Akamai accesses, processes, stores, or transmits Customer Data or accesses Customer’s systems or network, cyber liability insurance covering data breaches, network security failures, privacy liability, and related claims, with limits of no less than [***] per occurrence and in the aggregate and (e) workers’ compensation insurance, complying with all statutory minimums for those jurisdictions in which Representor performs any of its obligations hereunder and employer's liability insurance covering injury, disease, and death with limits of no less than [***] per accident and per employee. All policies required under this Section 17 shall: (i) name the Representee as additional insureds (except Workers' Compensation and Professional Liability policies); (ii) be primary and non-contributory with respect to any insurance or self-insurance maintained by Representee; (iii) include a waiver of subrogation in favor of Representee; and (iv) provide for written notice to Customer in accordance with the policy's cancellation provisions. Akamai’s compliance with this Section 17 shall not limit or otherwise affect Akamai’s obligations or liability under this Agreement. A Project Plan may specify additional or higher coverage requirements applicable to the services described therein.
18.    Audit. Akamai shall maintain complete and accurate books and records relating to the Fees and other amounts charged to Customer under this Agreement and each Project Plan (including, for any Fees calculated by reference to Akamai's cost of acquisition, records sufficient to evidence such cost, where such records shall include complete and accurate copies of any applicable third-party vendor’s invoices, purchase orders, and other reasonable supporting documentation related to Akamai’s cost of acquisition) for not less than [***] following the date of the applicable invoice. Not more than [***] without cause and upon at least [***] prior written notice, Customer shall have a right to access Akamai’s books and records directly, and only to the extent, relating to Akamai’s invoices for the Fees and other amounts charged to Customer under the Agreement. If Customer discovers a discrepancy in such information, Customer shall notify Akamai of such discrepancies and the Parties shall work in good faith to resolve and remedy such discrepancies. Akamai shall promptly refund to Customer (or credit against future invoices, at Customer's election) the amount of any overcharge identified by such audit.
19.    Force Majeure. Except for either Party’s obligations under Sections 6 and 9, neither Party will be liable to the other for delays or failures in performance (other than payment obligations) resulting from unforeseeable causes beyond the reasonable control of the affected Party, including, but not limited to, acts of God, labor disputes or disturbances, material shortages or rationing, riots, insurrection, armed conflicts, acts of terrorism (including domestic), pandemics (other than COVID-19) and epidemics, acts of war (whether declared or undeclared), governmental regulations, communication or utility failures, or casualties but excluding any obligations to pay monetary amounts owing, due and payable under this Agreement, inadequacy of insurance proceeds, financial inability, disruption due to a failure to pay, and/or lack of suitable financing ("Force Majeure"). Except as otherwise stated in this Agreement, the amount of time for a party to perform any of its obligations (other than payment obligations and obligations set forth in Sections 6 and 9) shall be extended by the amount of time such party is delayed in performing such obligation by reason of any Force Majeure event. Akamai will use commercially reasonable efforts to restore the normal state of the Services as soon as practicable and minimize any impact due to a Force Majeure event.
20.    No Publicity; Use of Marks. Neither Party will, without the express prior written consent of the other Party in each instance, (i) issue or permit any press release or other public announcement, make any public statement, or otherwise disclose to any third party the existence of this Agreement, its terms, the Parties’ relationship in connection with this Agreement, or any negotiations or discussions relating thereto or (ii) use, display, reproduce, distribute, publish, or otherwise exploit, in any manner, the name, trademarks, logos, domain names, or other brand identifiers or source designations of the other Party.
21.    No Third Party Beneficiaries. Except for either Party’s obligations to Indemnify any Indemnified Parties from Indemnifiable Losses pursuant to Section 13, no provisions of the Agreement are intended or will be construed to confer upon or give to any person or entity other than Customer and Akamai any rights, remedies or other benefits under or by reason of the Agreement.
22.    Assignment. Neither Party may assign its rights or delegate its obligations hereunder, either in whole or in part, without the prior written consent of the other Party, which will not be unreasonably withheld, conditioned, or delayed; except that a Party may assign the Agreement without consent by operation of law or otherwise to any successor to its business or assets to which the Agreement relates, whether by merger, sale of assets, sale of stock, reorganization or otherwise, subject to any of Akamai or Customer’s rights described in the section entitled “Remedies” of this MSA. Any actual or attempted assignment or delegation inconsistent with this section will be deemed null, void, and have no effect. Without limiting the foregoing, in no event shall Akamai be permitted to assign this Agreement to any competitor of Customer, as set forth in Schedule 7 attached hereto and as such Schedule may be amended by Customer from time to time upon mutual consent (Akamai’s consent not to be unreasonably withheld).
23.    Change of Control. Customer may, by giving at least [***] prior notice to Akamai, terminate this MSA or any Project Plan, as of a date specified in the notice of termination without liability in the event of a change in Control of Akamai to a Customer competitor, as set forth in Schedule 7 attached hereto and as such Schedule may be amended by Customer from time to time.
24.    Waiver. Failure by either Party to enforce any provision of the Agreement will not be deemed a waiver of future enforcement of that or any other provision.
25.    Severability. Each provision of the Agreement will be considered separable; and if, for any reason, any provision of the Agreement is determined by a court of competent jurisdiction to be in violation of any statute, regulation, rule, order, or decree of any governmental authority, such determination will not affect the enforceability of the remainder of the Agreement or the validity, lawfulness, or enforceability of such provision in any other jurisdiction. If any court of competent jurisdiction will deem any provision of the Agreement too restrictive, the other provisions of the Agreement will stand, and the court will modify the provisions at issue to the point of greatest restriction permissible by Applicable Law.
26.    Governing Law and Dispute Resolution. The Agreement will be unconditionally and singularly governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any (i) choice or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction and (ii) the public policy or policies, if any, of any jurisdiction other than the State of Delaware. Any and all disputes or claims arising out of or in relation to the Agreement, or the interpretation, making, performance, breach, or termination thereof, will be finally and exclusively settled by the courts of the County of New Castle, Delaware.
27.    Construction. The Parties have participated jointly in the negotiation and drafting of the Agreement. If an ambiguity or question of intent or interpretation arises, the Agreement will be construed as if drafted jointly by the Parties and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of its authorship of any of the provisions of the Agreement. Words used in the Agreement in the singular, where the context so permits, will be deemed to include the plural and vice versa. The definitions of words in the singular in the Agreement will apply to such words when used in the plural where the context so permits and vice versa.
28.    Entire Agreement. This MSA, Schedules, and any additional Project Plans effectuated hereunder represents the entire agreement between the Parties with respect to the subject matter herein and supersedes all prior oral and written understandings, communications, or agreements between Akamai and Customer regarding the subject matter herein. The Agreement supersedes and controls over any contrary information or terms set forth in either Party’s website or in other Party’s documents or materials. No amendment to, or modification of the Agreement, will be valid or binding unless it is in writing and executed by the Parties.
29.    Counterparts. This Agreement may be executed in two counterparts, each of which will be an original and together which will constitute one and the same instrument.
30.    Survival. The following Sections of the Agreement shall survive the expiration or termination of the Agreement for any reason: 3.1; 7; 9; 10; 12; 13; 14; 15; 16; 17; 18; 26; 27; 28, and this Section 30.

Akamai Technologies, Inc.		Anthropic PBC
Signature	/s/ Andy Champagne	Signature	/s/ Krishna Rao
Name	Andy Champagne	Name	Krishna Rao
Title	Senior Vice President	Title	CFO
Date	5/4/2026	Date	5/5/2026

SCHEDULE 1
Definitions

This Schedule 1 defines the capitalized terms used in the MSA unless otherwise expressly defined in an applicable provision. For purposes of the Agreement, terms, acronyms, and phrases used in the cloud computing, database management, professional services, or other pertinent industries that are not defined below will be interpreted in accordance with their then generally understood meaning. Unless otherwise specified, section references in this Schedule 1 will refer to sections of the MSA.
1.    “Agreement” collectively means the MSA, DPA, NDA, and any Project Plans effectuated pursuant to the MSA.
2.    “Akamai” collectively means Akamai Technologies, Inc. and its Representatives, except that for the purposes of Section 13, “Akamai” does not include its Representatives.
3.    “Akamai Covered Data” means [***].
4.     “Akamai Data” means Data of Akamai provided or made available to Customer.
5.    "Applicable Law” means any applicable federal, provincial, state or local law, statute, rule, regulation, code, ordinance, administrative ruling, judgment, decree, order or directive of any jurisdiction.
6.    “Breach” means any inability, unwillingness, or otherwise failure to perform the applicable and material duties, obligations, or responsibilities as required by the Agreement, subject to a Party’s right to cure as provided in the MSA.
7.    “Breaching Party” includes any, as applicable, Party in Breach.
8.    “Control” means, with regard to any entity, the legal, beneficial or equitable ownership, directly or indirectly, of 50 percent or more of the capital stock (or other ownership interest, if not a corporation) of such entity ordinarily having voting rights, or effective control of the activities of such entity regardless of the percentage of ownership.
9.    “Confidential Information” means any information provided by a disclosing party hereunder that a receiving party knows or has reason to know is confidential, proprietary or a trade secret, whether because such information is identified by the disclosing party orally or in writing as such or is not generally known in the relevant industry.

10.    “Covered Data” means Customer Covered Data and Akamai Covered Data.
11.    Customer” collectively means the entity indicated in the introduction section of the MSA and its Representatives.
12.    “Customer Data” means Data of Customer provided or made available to Akamai.
13.    “Customer Covered Data” means [***].
14.    “Data” means any individual or collection of text, number, symbol, audio, software, file, information, or content that is capable of being used or Processed.
15.    “Data Processing Addendum” or “DPA” means the document attached as Schedule 3 and incorporated by this reference.
16.    “Default” means any Breach that is not cured within the applicable Breach Cure Period.
17.    “Defaulting Party” means any Party whose action(s) or inaction(s) cause a Default.
18.    “Dispute” includes any allegation, conflict, claim, controversy, and other cause of action asserted by any third party arising from or related to the Agreement or the performance of a Party’s obligations required by or pursuant to the Agreement.
19.    “End User” means any individual or entity (including Customer’s employees, contractors, customers, partners, and other users) that accesses or uses the Services, directly or indirectly, through or on behalf of Customer, where such access or use is authorized by Customer. The term excludes Akamai and its Representatives but includes users of any Customer-facing applications or services that rely on or interface with the Services.

20.    “Fee” includes any charge, cost, expense, and otherwise amount payable to (i) Customer by Akamai or (ii) Akamai by Customer arising from or related to the Agreement.
21.    “Feedback” means any ideas, suggestions, enhancements, proposals, or other content relating to the Services voluntarily submitted by Customer to Akamai regarding the Services, excluding Customer Confidential Information and Customer Covered Data.
22.    “Indemnify” includes a Party’s obligation to defend, indemnify, and hold harmless the other Party from and against Indemnifiable Losses as required by and pursuant to the terms of the Agreement.
23.    “Indemnifiable Loss” includes any loss, lawsuit, liability, damage, cost, and expense, including without limitation reasonable attorneys' fees and professional fees.
24.    “Intellectual Property” means any and all tangible or intangible property, including, without limitation, devices, machines, components, parts, methods, procedures, data, information, inventions, discoveries, works of authorship, designs, and derivative works.
25.    “Intellectual Property Right” means any and all of the universal legal rights afforded to the Intellectual Property based on statute or common law and includes, without limitation, patents, copyrights, and trade secrets.
26.    “Insolvency Proceeding” means any of the following: (a) the assignment of all or substantially all of a Party’s assets for the benefit of its creditors; (b) the inability to pay material debts as they become due; or (c) the involuntary commencement of liquidation proceedings against a Party under any applicable insolvency laws.

27.    “Notice” means any document, request, demand, and otherwise communication required by the MSA, each of which will be in writing and delivered: (i) in person or by courier; (ii) first-class registered mail or certified mail; or (iii) electronically by email to the (a) address and applicable Project Manager and (b) such other address as a Party may designate to the other Party in writing. Each Notice will be deemed to be delivered on the date on which the non-delivering Party receives such Notice.
28.    “Open Source Technology” means any software, data, or documentation subject to any license identified as an open source license by the Open Source Initiative (http://opensource.org), Free Software Foundation (http://www.fsf.org) or other similar open source organization or listed by the Software Package Data Exchange (SPDX) Workgroup under the Linux Foundation (http://www.spdx.org).
29.    “Party” refers to Akamai and/or Customer.
30.    “Process” and “Processed” and “Processing” collectively means any (i) direct or indirect and (ii) manual or automated access, acquisition, collection, development, implementation, maintenance, transmission, use, and otherwise performance of any operation or set of operations upon Data.
31.    “Project Plan” means any document, arising from or related to this MSA, setting forth the performance of specific services or exchange of products and mutually executed by the Parties. Project Plans may include the following:
[***]
The first Project Plan is attached as Schedule 6 and incorporated by this reference.
32.    “Project Manager” means the person identified as a Party’s Project Manager in the applicable Project Plan.
33.    “Representative” includes any parent company, subsidiary, affiliate, owner, manager, employee, contractor, subcontractor, processor, subprocessor, service provider, professional advisor, director, officer, trustee, successor, permitted assign, or agent of a Party.
34.    “Representee” refers to each of Akamai or Customer, as applicable, who requests or receives the Representor’s representations, warranties, covenants, or otherwise agreement to be bound by the provisions of the Agreement.
35.    “Representor” refers to each of Akamai or Customer, as applicable, who represents, warrants, covenants, or otherwise agrees to be bound by the provisions of the Agreement.
36.    “Service Availability Addendum” or “SAA” means the availability, support, and service credit terms applicable to a Service procured subject to a Project Plan.
37.    “Service Data” means any Data Processed with respect to Customer’s use of and interaction with the Services, excluding Customer Covered Data, Akamai Covered Data, and Data that is, in the ordinary course of business, publicly exposed.
38.    “Security Incident” means any actual unauthorized or accidental loss, alteration, destruction, use, disclosure or access to Confidential Information or Covered Data.
39.    “Services” means the product, services, networks, systems, and/or personnel supplied by Akamai to Customer pursuant to a Project Plan.
40.    “Termination Date” refers to the date of termination of this MSA in accordance with the provisions of the MSA or an applicable Project Plan.

SCHEDULE 2
Acceptable Use Policy

SCHEDULE 3
Data Processing Addendum

SCHEDULE 4
Privacy Statement

SCHEDULE 5
Security Policy

SCHEDULE 6
Project Plan 1

SCHEDULE 7
Customer Competitors

Project Plan 2

Project Plan 3